EXHIBIT 3.2
SECOND AMENDED AND RESTATED
CODE OF REGULATIONS
OF
OMNOVA SOLUTIONS INC.
(THE “CORPORATION”)
ARTICLE I
SHAREHOLDERS’ MEETINGS
Section 1. Place. All shareholders’ meetings shall be held either at the principal office of the Corporation or at any other place within or without the State of Ohio, or by means of communications equipment as authorized by applicable law, all as designated by the Board of Directors (the “Board”).
Section 2. Annual Meeting. The annual shareholders’ meeting shall be held on such date as the Board may determine in its sole discretion.
Section 3. Special Meetings. Special meetings of the shareholders of the Corporation may be called by (a) a resolution of the Board; (b) the written request of one or more directors; (c) the written request of the shareholders representing twenty-five percent (25%) of the outstanding shares entitled to vote; or (d) the President. A call for a special meeting shall specify its time, place and purpose or purposes, and no business other than that specified in the call shall be considered at the meeting.
Section 4. Notice of Meetings. Not less than seven (7) nor more than sixty (60) days before the date of the annual or any special meeting of the shareholders, the President or Secretary shall give notice of the meeting to each shareholder (for annual meetings) or each shareholder entitled to vote at the meeting (for special meetings) by mail, facsimile transmission, electronic mail, personal delivery or private carrier to the shareholder’s address, facsimile number or electronic mail address as it appears on the records of the Corporation. The notice shall state the time and place of the meeting and, if applicable, the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, and in the case of a special meeting, the purpose or purposes of the meeting.
Section 5. Quorum. A majority of the shares authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be required to constitute a quorum at any meeting of shareholders. Except as set forth in Section 1701.55, Ohio Revised Code (“O.R.C.”), the act of the holders of a majority of the shares present at a meeting at which a quorum is present is the act of the Corporation. The holders of a majority of the shares present at a meeting at which a quorum is present may adjourn a meeting from time to time.
Section 6. Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote by proxy appointed in a writing signed by the shareholder and submitted to the Secretary at or before such meeting.
Section 7. Action of Shareholders Without Meeting. Any action that may be authorized or taken at a meeting of the shareholders of the Corporation may be authorized without a meeting by a unanimous written consent of the shareholders entitled to notice of the meeting pursuant to O.R.C. § 1701.54.
ARTICLE II
DIRECTORS
Section 1. Election, Number and Term. The election of directors shall take place at the annual meeting of shareholders or at a special meeting called for that purpose. The number of directors shall be set at four or such greater or lesser number as the shareholders may designate in accordance with O.R.C. § 1701.56. Unless removed in accordance with O.R.C.

§ 1701.58, directors shall hold office until the next annual meeting of the shareholders and until their successors are elected and qualified.
Section 2. Vacancies in the Board. A resignation from the Board shall be deemed to take effect immediately or at such other time as the resigning director may specify. In case of any vacancy in the Board, the remaining directors, though less than a majority of the whole authorized number of directors, may, by vote of a majority of those remaining in office, fill any vacancy for the unexpired portion of the term and until a successor is elected and qualified.
Section 3. Action of the Board Without Meeting. Any action which may be authorized or taken at a meeting of the Board may be authorized without a meeting by a unanimous written consent of the directors pursuant to O.R.C. § 1701.54.
ARTICLE III
OFFICERS
Section 1. Officers. The officers of this Corporation shall be a President, a Secretary, a Treasurer and any other officers that the Board may elect. Except as otherwise provided by law, the officers need not be directors.
Section 2. Election and Term. All officers shall be elected by the Board and shall hold office at the will of the Board. Except as otherwise provided by law, any person may hold more than one office.
Section 3. President. The President shall be the chief executive officer of the Corporation and shall perform the duties and have the powers generally incident to the office, including opening bank accounts and executing documents or instruments in connection with such accounts, and shall perform such other duties and have such other powers as the Board may designate.
Section 4. Secretary. The Secretary shall keep minutes of all meetings of the shareholders and directors, shall perform the duties and have the powers generally incident to the office and shall perform such other duties and have such other powers as the Board may designate.
Section 5. Treasurer. The Treasurer shall perform the duties and have the powers generally incident to the office and shall perform such other duties and have such other powers as the Board may designate.
ARTICLE IV
INDEMNIFICATION AND INSURANCE
Section 1. Indemnification. The Corporation shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member of the Board or an officer, employee, member, manager or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise. The Corporation shall pay, to the full extent then permitted by law, expenses, including attorney's fees, incurred by a member of the Board in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Articles of Incorporation of the Corporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board, or an officer, employee or agent of the Corporation, and shall continue as to a person who has ceased to be a member of the Board, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 2. Insurance. The Corporation may, to the full extent then permitted by law and authorized by the Board, purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit or self-insurance, on behalf of or for any persons described in Article IV, Section 1 against any liability asserted against and incurred by any such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest. For the avoidance of doubt, the authority of the Corporation to purchase and maintain insurance or furnish similar protection as described in this Article IV, Section 2 will not be construed to diminish or otherwise impair any party’s right to indemnification as set forth in Article IV, Section 1.
Section 3. Agreements. The Corporation, upon approval by the Board, may enter into agreements with any persons whom the Corporation may indemnify under this Second Amended and Restated Code of Regulations or under law and undertake thereby to indemnify such persons and to pay the expenses incurred by them in defending any action, suit or proceeding against them, whether or not the Corporation would have the power under law or this Second Amended and Restated Code of Regulations to indemnify any such person.
ARTICLE V
SHARES
Section 1. Certificates. The Corporation shall issue to each holder of shares one or more certificates evidencing the holder’s ownership of shares of the Corporation. Each certificate shall certify the number and class of shares held, and shall include the signature of the President and of the Secretary or Treasurer and such other information that may be required by law or by agreement of the Corporation. No certificate for shares shall be executed or delivered until such shares are fully paid.
Section 2. Replacement Certificates. The Board may order, upon such terms as the Board may prescribe, a replacement certificate of shares to be issued in place of any certificate alleged to have been lost, mutilated, stolen or destroyed.
Section 3. Transfers. Subject to the other provisions hereof, the shares may be transferred on the books of the Corporation by the registered holders thereof, or by a written power of attorney by surrender of the certificate for shares for cancellation and a written assignment of the shares evidenced thereby. The Board may, from time to time, appoint such transfer agents as it may deem advisable, and may define their powers and duties.
Section 4. The Corporation’s shares will not be registered under the Federal Securities Act of 1933, as amended (the “’33 Act”), or any state securities laws. The shares may not be offered, sold or otherwise transferred unless registered under the ’33 Act and any applicable state securities laws or unless, in the opinion of counsel satisfactory to the

Corporation, such offer, sale or other transfer is exempt from such registration or otherwise in compliance with such laws. Certificates for shares issued may bear the following legend:
The shares represented by this certificate have not been registered under the Securities Act of 1933 or any state securities law. These shares may be transferred only if registered or exempt from registration under all applicable federal and state securities laws. As a condition of transfer in the absence of registration, the Corporation may request an opinion of counsel, which counsel and opinion must be satisfactory to the Corporation, that registration is not required under applicable law.
ARTICLE VI
SEAL
The Corporation shall have no seal unless and until the Board adopts a seal in such form as the Board may designate or approve.
ARTICLE VII
AMENDMENTS
The Regulations of the Corporation may be amended, added to or repealed at a meeting held for that purpose by vote of the holders of a majority of the issued and outstanding voting shares of the Corporation or, without a meeting, by the written consent of the holders of a majority of the issued and outstanding voting shares of the Corporation.
ARTICLE VIII
OHIO REVISED CODE
All references to specific sections of the O.R.C. shall include such provisions, as revised or amended, and any corresponding provisions of subsequent superseding sections of the O.R.C.